 EXHIBIT 99.1

Letter of Intent

August 1, 2023

GEDi Cube Intl Ltd
71-75 Shelton Street, Covent Garden
London, WC2H 9JQ

Ladies and Gentlemen:

Following our recent discussions, this letter will confirm that Enochian BioSciences Inc., a Delaware corporation (“Enochian”) is interested in acquiring GEDi Cube Intl Ltd (the “Company”) (the “Potential Transaction”). In this letter, the Company and Enochian are referred to as “Party” or “Parties”.

The Company has novel, advanced life science Artificial Intelligence (AI)/Large Language Model (LLM) that could potentially be used to diagnosis diseases, predict responses to treatments and help design more effective therapies. Enochian is a cell- gene- immunotherapy company with a potential product to treat solid tumors starting with cancers with limited treatment options and a poor life expectancy. Enochian believes it could be at the human study phased by the mid- to late-2024. The combination of advanced AI/LLM with therapeutic research and development with access to data from humans could potentially accelerate the capabilities of the AI technology while potentially driving better diagnosis and treatment of cancers and other diseases.

1.            Material Terms. The material terms will be as set forth on the non-binding Term Sheet set forth as Annex A hereto.

The parties, intending to be legally bound, agree to the following legally enforceable paragraphs of this letter (the “Binding Provisions”).

2.            Access. Upon execution of this letter, each Party will afford the other Party, and each of their duly authorized representatives, immediate full and free access to the other Party, its personnel, properties, contracts, books and records, and all other documents and data necessary to complete due diligence, subject to the Confidential Disclosure Agreement entered into between the Company and Enochian on July 17, 2023 (the “NDA”).

3.            Exclusive Dealing

(a)	For the period from the date of the Parties execution of this letter until the earlier to occur of (i) the Closing of the Potential Transaction or (ii) 120 days after the execution of this letter (the “Exclusivity Period”), the Company will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to a transaction similar to the Potential Transaction, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise; and

(b)	The Company will immediately notify Enochian regarding any contact between the Company, its shareholders, or their respective representatives, and any other person regarding any such offer or proposal or any related inquiry and, if made in writing, furnish a copy thereof.

1

4.           Conduct Of Business. Other than the payment of expenses necessary to consummate the Potential Transaction contemplated hereby, the Company shall operate in the ordinary course and refrain from any transactions outside the ordinary course of business.

5.           Confidentiality. Prior to the closing of the Potential Transaction, the Company will not, except as otherwise required by law, without the written consent of Enochian, make any announcement about the Potential Transaction to the Company’s customers, suppliers, or employees, or to any other person or entity, or otherwise disclose the existence of this letter, the existence of the discussions among the parties concerning the Potential Transaction or the specific terms of this letter. The parties will cooperate with one another in good faith in making a joint public announcement of the existence of the Potential Transaction, if legally necessary. Except as expressly modified herein, all other confidentiality agreements entered into between the Company and Enochian, including but not limited to the NDA, shall remain in full force and effect.

6.           Costs. Except as provided for in the Purchase Agreement, each Party will be responsible for and bear all of its respective costs and expenses incurred at any time in connection with pursuing or consummating the Potential Transaction.

7.           Termination. The Binding Provisions will automatically terminate upon the earliest of the following (the “Termination Date”): (i) expiration of the Exclusivity Period; (ii) execution of the Purchase Agreement by all parties thereto; or (iii) the mutual written agreement of Enochian and the Company; provided, however, that the termination of the Binding Provisions will not affect the liability of a Party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the Parties will have no further obligations under this letter except that Paragraphs 5 and 9 will survive such termination.

8.            Effect of Letter. The Term Sheet attached to this letter is intended only as an expression of interest on behalf of Enochian, is not intended to be legally binding on any party, and is expressly subject to the negotiation and execution of an appropriate Purchase Agreement. In addition, nothing in this letter should be construed as an offer or commitment on the part of Enochian to submit a definitive proposal concerning the Potential Transaction. Except as expressly provided in Paragraphs 2 through 9 (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Potential Transaction, or relating to the negotiation of the terms of the Purchase Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties.

9.           Miscellaneous.

(a)	Entire Agreement. The Binding Provisions and the NDA supersede all prior agreements, whether written or oral, among the Parties with respect to their subject matter and constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to their subject matter.

(b)	Modification. The letter may only be amended, supplemented, or otherwise modified by a writing executed by the Parties.

2

(c)	Governing Law. All matters relating to or arising out of the Potential Transaction and the rights of the Parties (sounding in contract, tort, or otherwise) will be governed by and construed, and interpreted under the laws of the State of Delaware, U.S.A., without regard to conflicts of laws principles that would require the application of any other law.

(d)	Jurisdiction; Service of Process. Any proceeding arising out of or relating to a Potential Transaction shall be brought in the federal or state courts of the State of Delaware, and each of the Parties irrevocably submits to the jurisdiction of such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to the Potential Transaction in any other court. Each Party acknowledges and agrees that this paragraph 9(d) constitutes a voluntary and bargained-for agreement between the Parties. Process in any proceeding may be served on any party anywhere in the world.

(e)	Counterparts. This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same document and will be effective when counterparts have been signed by each of the parties and delivered to the other parties, including delivery by electronic means.

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our understanding with respect to its subject matter and a binding agreement with respect to the Binding Provisions.

Very truly yours,

Enochian BioSciences Inc.

By:	/s/ Mark Dybul
Name:	Mark Dybul, M.D.
Title:	Chief Executive Officer

Accepted and agreed:

GEDi Cube Intl Ltd

By:	/s/ Karen Brink
Name:	Karen Brink
Title:	Director

3